EXHIBIT NO. 99(a) 9

MFS VARIABLE INSURANCE TRUST II

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

REDESIGNATION

OF SERIES

Pursuant to Section 9.3 of the Amended and Restated Declaration of Trust dated May 1, 2001, as amended (the “Declaration”), of MFS Variable Insurance Trust II, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby redesignate an existing series of Shares (as defined in the Declaration) as follows:

1.	The series designated as MFS Emerging Market Equity Portfolio shall be redesignated as MFS Emerging Markets Equity Portfolio.

Pursuant to Section 6.11 of the Declaration, this instrument shall be effective upon the execution by a majority of the Trustees of the Trust.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 29th day of February, 2008.

J. KERMIT BIRCHFIELD J. Kermit Birchfield 33 Way Road Gloucester, MA 01930	MARCIA A. KEAN Marcia A. Kean 103 Waban Avenue Newton MA 02468

ROBERT C. BISHOP Robert C. Bishop 1199 Madia Street Pasadena, CA 91103	RONALD G. STEINHART Ronald G. Steinhart 25 Robledo Drive Dallas, TX 75230

FREDERICK H. DULLES Frederick H. Dulles 180 East Bay Street Charleston, SC 29401	HAVILAND WRIGHT Haviland Wright 4610 Kapuna Road Kilauea HI 96754

DAVID D. HORN David D. Horn 257 Lake Street New Vineyard, ME 04956